Exhibit (e)(23)

STRICTLY CONFIDENTIAL

United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, NJ 07662

June 25, 2007

Redcats USA, Inc.
463 Seventh Avenue
New York, NY 10018

Attention:	Mr. Eric Faintreny
Chairman and Chief Executive Officer

CONFIDENTIALITY AGREEMENT

Dear Sir:

In connection with your possible interest in a potential strategic transaction (the “Transaction”) involving United Retail Group, Inc., a corporation organized and existing under the laws of the State of Delaware (collectively with its direct and indirect subsidiaries, the “Company”), Redcats USA, Inc., a corporation organized and existing under the laws of the State of Delaware (referred to herein as “you”), has requested that we or our Representatives (as defined below) furnish you or your Representatives with certain non-public information relating to the Company or the Transaction. As a condition to furnishing such information to you, you agree, as set forth below, to treat confidentially all such information (whether in written or oral form, electronically stored or otherwise) furnished (whether before or after the date hereof) by us or our Representatives, and all analyses, notes, data, compilations, summaries, forecasts, studies or other documents and materials (whether in written or oral form, electronically stored or otherwise) prepared by you or your Representatives (such information prepared by you or your Representatives, collectively, “Notes”) in connection with your or their review of, or your interest in, the Transaction that contain, are based upon or generated from, in whole or in part, any such information (such information and Notes, are hereinafter referred to as the “Information”). The term Information will not, however, include information that (i) is already in the your possession, provided that such information is not known by you to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company, (ii) was or becomes publicly available other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (iii) was or becomes available to you from a source (other than us or our Representatives) not known by you to be prohibited from disclosing such information to you by a confidentiality obligation, or (iv) is independently developed by you without use of the Information. The term Representatives means as to any party, its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) and agents. You understand that the Company has made no decision to pursue a Transaction.

Accordingly, you and the Company hereby agree that:

1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation, or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, in whole or in part and (ii) will not use any Information other than solely in connection with your evaluation of the Transaction; provided, however, that you may disclose the Information or portions thereof to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction on your behalf, (b) who are informed by you of the confidential nature of the Information and (c) who agree to be bound by the confidentiality obligations of this letter agreement to the same extent as if they were parties hereto. You will use reasonable efforts to cause your Representatives to observe the terms of this letter agreement and you will be responsible for any breach of this letter agreement by any of your Representatives. You understand that the Company reserves the right to adopt additional specific procedures to protect the confidentiality of certain competitively sensitive Information.

2. You and your Representatives will not, and the Company and its Representatives will not (except as required by applicable law, regulation, stock exchange rules or legal process, and only after compliance with paragraph 3 below), without the prior written consent of the other party hereto, disclose to any person (other than its

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June 25, 2007

Representatives) the fact that this letter agreement or the Information exists or that the Information has been requested or made available, that the Transaction is under consideration, or that investigations, discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such investigations, discussions or negotiations, including, without limitation, the status thereof or the subject matter of this letter agreement. The term “person” as used herein will be interpreted broadly to include, among others, any direct or indirect shareholder of the Company or you and any corporation, company, limited liability company, partnership, trust, association, joint venture, governmental or self regulatory agency or body, other entity, group or individual. In this regard, you and the Company each have been advised of the other party’s concern regarding the harm to such party that would result from disclosure of the foregoing or of Information.

3. In the event that a party or any of its Representatives are requested pursuant to, or required by, applicable law, regulation, stock exchange rules or legal process to disclose any Information or any of the matters prohibited from being disclosed pursuant to paragraph 2 above, such party (the “Disclosing Party”) will not disclose any information until such Disclosing Party first notifies the other party hereto promptly so that such other party may seek (at its cost) a protective order or other appropriate remedy or, in the sole discretion of such other party, waive compliance with the terms of this letter agreement (and if such other party seeks such an order, the Disclosing Party will provide such cooperation (at the cost of the other party) as such other party shall reasonably request); thereafter, disclosure of information may occur only as allowed herein. In the event that no such protective order or other remedy is obtained, or that such other party waives compliance with the terms of this letter agreement, and that the Disclosing Party or any of its Representatives are nonetheless legally compelled to disclose such Information, the Disclosing Party or its Representatives, as the case may be, will furnish only that portion of the Information that the Disclosing Party is advised by counsel is legally required and will give to the other party notice of the Information to be disclosed (to the extent reasonably possible under the circumstances) and exercise all reasonable efforts (at the other party’s cost) to obtain reliable assurance that confidential treatment will be accorded the Information to the extent practicable under the circumstances. The foregoing provisions of this Section 3 to the contrary notwithstanding, either party may freely answer unsolicited inquiries from the Market Surveillance Department of the NASDAQ Stock Market or any other stock market regulator.

4. If you definitively determine not to proceed with the Transaction, you will promptly inform Bear, Stearns & Co. Inc. (“Bear Stearns”), our financial advisor, of that decision. In that case, or at any time upon the request of the Company, you will (i) promptly redeliver to the Company at your own expense or, at your option, destroy all copies (including permanently erasing or deleting any electronic copies) of the Information in your or your Representatives’ possession or control (other than a single copy which may be retained by the General Counsel or your outside counsel to demonstrate compliance with paragraphs 1 to 3 of this letter agreement) and (ii) promptly destroy all portions of analyses, notes, data, compilations, summaries, forecasts, studies or other documents and materials prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction that contain, or are based upon or generated from, in whole or in part, any of the Information. You will confirm any such destruction to us in writing. Notwithstanding the foregoing, you and your Representatives shall not be obligated to destroy or delete any documentation that you are under a legal or regulatory obligation to preserve or retain but only for as long as such obligation exists. Notwithstanding the foregoing, the obligation to return or destroy Information shall not cover information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, or otherwise recovered from such backup devices. Notwithstanding the return or destruction of Information, you and your Representatives will continue to be bound by your obligations of confidentiality hereunder respecting Information, including without limitation, with respect to oral Information.

5. You acknowledge that neither the Company, nor Bear Stearns, nor the Company’s other Representatives, nor any of the Company’s or Bear Stearns’ respective officers, directors, employees, subsidiaries, affiliates, representatives, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), makes any representation or warranty, express or implied, as to the accuracy or completeness of the Information, except as may be contained in a written definitive agreement with respect to a Transaction and you agree that no such person will have any liability on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither you nor your

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June 25, 2007

Representatives will make any claims whatsoever against such persons, with respect to the Information or for any errors therein or omissions therefrom, except under a written definitive agreement with respect to the Transaction and except for any breach of this letter agreement. You agree that you are not entitled to and will not rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any written definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein. Neither the Company nor our Representatives shall have any liability or responsibility for any decisions made by you or your Representatives in reliance on any Information disclosed under this letter agreement, except under a written definitive agreement with respect to the Transaction. The Company and our Representatives expressly disclaim any duty (express or implied) to update, supplement or correct any Information disclosed under this letter agreement regardless of the circumstances, except under a written definitive agreement with respect to the Transaction.

6. Each party hereto acknowledges that it is aware, and that it will advise its Representatives who are informed of the matters that are the subject of this letter agreement, (i) that the United States securities laws prohibit any person who has material, nonpublic information concerning the matters that are the subject of this letter agreement from purchasing or selling securities of either party hereto or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell securities of either party hereto and (ii) of the rules and regulations of the Exchange Act to the extent they relate to the matters referred to in this paragraph. Each party hereto represents that, as of the date hereof, that it and its subsidiaries do not, directly or indirectly, beneficially own any of the outstanding voting securities of the other party hereto.

7. Each party hereto agrees that, for a period of two years from the date of this letter agreement, neither it nor any of its affiliates, on behalf of such party, will (and will not assist or encourage others to), directly or indirectly, unless and until you or they shall hereafter have been specifically invited by or on behalf of the Board of Directors or by the Chief Executive Officer of the other party: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Exchange Act) of any voting securities or direct or indirect rights or options to acquire any voting securities of the other party or any subsidiary thereof, or of any successor to or person in control of the other party, any of the assets (except in the ordinary course of business) or businesses of the other party or any subsidiary or division thereof or of any such successor or controlling person or any bank debt, claims or other obligations of the other party or any rights or options to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the other party or to obtain representation on the other party’s Board of Directors, or solicit, or participate in the “solicitation” of, any “proxies” (as such terms are used in the Exchange Act) or consents with respect to any securities of the other party, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring or other extraordinary transaction involving the other party or any of its subsidiaries or their securities or assets; or (iv) enter into any arrangements or understandings with any third party (other than your Representatives) with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; (v) seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to any of the foregoing; or (vi) request the other party or its Representatives, directly or indirectly, to amend, waive or terminate any provision of this paragraph. Each party hereto and its Representatives, on its behalf of each such party, also agree during such period not to make any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing. Notwithstanding the other provisions of this paragraph 7, this paragraph 7 shall immediately terminate and be of no further force and effect in the event that, in the absence of any breach by you, your controlled affiliates or any of your officers or directors acting in their capacity as such, (i) a person, entity or group (a “Third Party”) unaffiliated with you has commenced a bona fide tender or exchange offer for at least a majority of the Company’s issued and outstanding shares or (ii) a Third Party unaffiliated with you has publicly proposed or enters into a binding agreement or binding letter of intent regarding, or a Third Party unaffiliated with you has announced, a merger, sale or other business combination transaction involving the Company where the Company would not be the surviving entity as a public company or where such Third Party (or

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such Third Party’s stockholders) would be acquiring at least fifty percent or more of the common equity of the Company (or the entity resulting from the transaction) or the assets of the Company, or (iii) a Third Party enters into an agreement or letter of intent to acquire, or acquires, “beneficial ownership” (as such term is defined under the Securities Exchange Act of 1934, as amended) of fifty percent or more of the common equity of the Company.

8. Each party hereto agrees that, for a period of two years from the date of this letter agreement, it will not, without the prior written consent of the other party hereto, directly or indirectly, solicit for employment or hire any person who is employed by the other party or its subsidiaries on the date of this letter agreement and whose base salary on the date hereof is at an annual rate in excess of $50,000; provided, however, that this paragraph 8 shall not preclude you or your affiliates from (A) making good faith generalized solicitations for employees through advertisements or search firms and hiring any persons through such solicitations; provided, that neither you nor any of your affiliates nor any of your Representatives encourages or advises such firm to approach any such employee or (B) responding to or hiring any employee or the Company or any of its subsidiaries who contacts you at his or her own initiative, without any prior direct or indirect encouragement or solicitation (other than as permitted by clause (A) of this proviso).

9. You acknowledge that if the Company determines to pursue a Transaction, it may establish procedures and guidelines (the “Procedures”) for the submission of proposals with respect to any Transaction with or involving the Company. You agree that all (i) communications regarding the Transaction, (ii) requests for additional information, facility tours or management meetings and (iii) discussions or questions regarding procedures with respect to the Transaction, will be submitted or directed only to a representative of Bear Stearns. You acknowledge and agree that (a) we and our Representatives are free to conduct the process relating to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with one or more prospective purchasers and entering into a preliminary or definitive agreement to effect a Transaction) without prior notice to you or any other person, and (b) we reserve the right, in our sole discretion, to change the Procedures at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with respect to the Transaction and to suspend or terminate discussions and negotiations with you at any time and for any reason.

10. Each party hereto agrees and acknowledges that unless and until a written agreement concerning the Transaction has been executed, neither party nor any of its Representatives will have any liability to the other party with respect to the Transaction or any obligation of any kind whatsoever with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise, except as expressly provided in this letter agreement.

11. (i) Each party acknowledges and agrees that the other party would be irreparably injured by a breach of this letter agreement by such party or its Representatives and that money damages may be an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this letter agreement is breached. Accordingly, each party agrees to the granting of specific performance of this letter agreement and injunctive or other equitable relief as a remedy for any such breach, without proof of actual damages, and further agrees to waive, and use reasonable best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter agreement, but shall be in addition to all other remedies available at law or equity.

(ii) No failure or delay by a party or any of its Representatives in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder.

(iii) This letter agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to choice of law principles thereof. Each party hereto consents to personal jurisdiction in the Borough of Manhattan and voluntarily submits to the jurisdiction of the courts in the Borough of Manhattan in any action or proceeding with respect to this letter agreement, including the federal district court located in the Borough of Manhattan. Each party agrees that it may be served with, and will accept, process at its address set forth on the first page hereof.

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June 25, 2007

(iv) This letter agreement shall inure to the benefit of and be binding upon each of you and us and the respective successors of you and us; provided that you may not assign this letter agreement without the prior written consent of the Company. Any attempted assignment without the Company’s prior written consent will be of no force and effect. The Company reserves the right to assign all of its rights (but not its obligations) under this letter agreement, including the right to enforce all of its terms. This letter agreement contains the entire agreement between you and us concerning the subject matter of this letter agreement, and no provision of this letter agreement may be waived, amended or modified, in whole or in part, nor any waiver or consent given, unless approved in writing by a duly authorized officer of each party, which writing specifically refers to this letter agreement and the provision so waived, amended or modified or for which such waiver or consent is given. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(v) This letter agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute the same agreement. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

12. Each party’s obligations under this letter agreement shall terminate two years after the date hereof, except as otherwise explicitly stated above.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

United Retail Group, Inc.

By:	/s/ Raphael Benaroya
Name: Raphael Benaroya
Title: Chairman and Chief Executive Officer

Accepted and agreed to as
of the date first written above:

Redcats USA, Inc.

By:	/s/ Eric Faintreny
Name: Eric Faintreny
Title: Chairman and CEO